Exhibit 10.26

DIYARBAKIR AMENDED YARD LEASE AGREEMENT-TEMI

Lessor: Selami Erdem Uras - Resident in Birlik Mahallesi Zirvekent 2. Etap, C4/3 06610 Ankara, Turkey

Lessee: TransAtlantic Exploration Med. Int. Pty. Ltd. Merkezi Avustralya Türkiye Ankara Şubesi– İran Cad. No 21 Karum İş Merkezi F Blok Kat:5/427 Kavaklıdere Çankaya Ankara

Effective Date: January 1, 2019

For adequate consideration, the receipt and sufficiency of which is acknowledged, Lessor, named above, leases and lets to Lessee, named above, a portion (such portion being referred to herein as the "Leased Premises") of the following six parcels of land located at Diyarbakir Urfa Road at 12 kilometer, Diyarbakir in the Republic of Turkey. The portion of the Yard that constitutes the "Leased Premises" is more specifically described on the Certificates attached hereto under Exhibit "A", the entirety of the six parcels being referred to as the "Yard". The portion of the Yard that constitutes the "Leased Premises" is more specifically described on attached Exhibit "B".

This Lease amends and supersedes all existing leases of the Yard or Leased Premises between Lessor and Lessee.

For adequate consideration, this Agreement is entered into and a lease of the Yard (the "Lease") is granted by Lessor and accepted by Lessee on the following terms:

BASIC TERMS

1. **Use of the Leased Premises:** Lessor shall be permitted to use the Leased Premises for storage, maintenance and staging of materials and equipment for oilfield services and services related to oil & gas drilling, exploration, development, geological or geophysical activities or oilfield infrastructure for the term of this Agreement.

2. **Purpose:** Lessee agrees that the lease of the Leased Premises shall be for the sole purpose of the Lessee's uses related to oilfield services and services related to oil & gas drilling, exploration, development, geological or geophysical activities and infrastructure. Any costs associated with the use and maintenance of the property by the Lessee for Lessee's purposes shall be at the sole expense of the Lessee.

3. **Lease Period:** The term of this Agreement shall commence upon the effective date and shall extend for a period of 60 months.

4. **Rent:** The Lessor agrees to provide the Lessee with the use of the Leased Premises for a monthly <u>gross</u> rental amount in US Dollars payable within first five (5) business days of each month for the term of this Agreement into the Turkish bank account designated by he Lessor, during each yearly period as follows:

DIYARBAKIR AMENDED YARD LEASE AGREEMENT TEMI – JAN 1 2019 Page 1 of 8

Yearly Period		Gross Monthly Payment (in USD includes Withholding)
01 January – 19	31 December – 19	$ 40,000.00
01 January – 20	31 December – 20	$ 41,000.00
01 January – 21	31 December – 21	$ 42,025.00
01 January – 22	31 December – 22	$ 43,076.00
01 January -23	30 June - 23	$ 44,153.00

All tax withholdings as are required under Turkish law are included in the gross rental. The Lessee shall regularly furnish the Lessor with copies of the receipts for deposits into the Tax Office of the relevant taxes.

5. **Leasing of Remainder of Yard:** Lessor shall be entitled to lease, sublease, sell, trade or otherwise dispose of that portion of the Yard not included as part of the Leased Premises; provided no such disposition shall impair or adversely impact Lessee's use of the Leased Premises. Lessee acknowledges that a portion of the Yard within the Leased Premises is already or may in the future be under lease to a third party and agrees that all revenues associated with the lease to the third party shall be for Lessor's account.

6. **Cost of Operations:** The Lessee shall bear the entire cost of its operation on the Leased Premises, including utility bills. The Lessee shall pay to Production Solutions International Limited or its designee ("Operator"), as operator of the Leased Premises, each month in addition to Gross Monthly Rent a fixed reimbursement of the cost to operate the Leased Premises, including utility bills. Lessee shall pay to Operator internet, water, and electricity. Lessee will pay the cost of its own security of the Leased Premises and Landlord and Operator shall have no responsibility therefor. Lessee will be able to install a private antenna, if the apartment which constitutes part of the Leased Premises lacks a general one. The charges for consumption on such installations, as well as, the subscription charges of the telephone (if same is provided as a fixture), shall be borne by the Lessee.

7. **Subleasing:** Lessee shall be entitled to sub-let the Leased Premises to a third party, in part or in its entirety, with the permission of Lessor which shall not be unreasonably withheld. Any rents or other revenues derived from such sublease shall be the property of Lessee. Provided, in the event the Leased Premises are in any way damaged or altered by sublessee, the Lessor may require Lessee to terminate the sublease, and the Lessee would be obligated to compensate for such damages, as well, without any need for the issuance of a protest or securing of court decree.

DIYARBAKIR AMENDED YARD LEASE AGREEMENT TEMI – JAN 1 2019 Page 2 of 8

8. Improvements to the Leased Premises: Lessee agrees that the Leased Premises are provided "as is" and the Lessor has no obligation to provide improvements to the Leased Premises for the Lessee's use. Any improvements required by the Lessee shall be provide at the sole expense of the Lessee. The costs of putting signs, shingles or ornamentation in or outside the Leased Premises, but the Lessee shall be borne entirely by him, and, all fixtures, appurtenances and immovable construction added to the Leased Premises shall accede to the Lessor at the expiry of the lease period, without any right on the part of the Lessee to demand any costs, expenses or compensation therefor whatsoever. GENERAL TERMS Maintenance: The Lessee agrees to perform maintenance of the Leased Premises as required during the term of the Lease. Lessee shall maintain the Leased Premises at all times in a reasonable manner and condition. Lessee is obliged to properly use the Leased Premises as if it was his own and to refrain from doing anything that depreciate the qualifications, reputation and the value thereof. If there are others in the same property, coordinate his own use with them. 2. Extent & Condition of the Leased Premises:  The Lessee shall accept the Leased Premises "as Is." This Agreement shall not obligate the Lessor to guarantee the condition of the Leased Premises, the suitability of the Leased Premises for the Lessee's intended use, the duration that the Leased Premises may safely occupied, or the availability of alternate facilities. 3. Use for another Purpose Prohibited: If the Leased Premises are used for a purpose other than a purpose permitted by this Agreement or if the Leased Premises are in any way materially damaged or altered, the Lessor may terminate this Lease, and the Lessee would be obligated to compensate for such damages, as well, without any need for the issuance of a protest or securing of court decree. The inflicting of said damages by a third party (i.e. sub -lessor) shall not affect the rights of the Lessor to claim it from the principal Lessee. 4. Repairs: If it becomes necessary to repair the Leased Premises beyond ordinary wear and tear or if a third-party claims rights over the same, the Lessee is obliged to promptly inform the Lessor. If he fails to so notify, the Lessee shall be responsible for any damages. The Lessee is obliged to permit the carrying out of necessary repairs. If minor items such as the putting of hinges, window-panes, locks and slides, white-wash which are for the ordinary use of the Leased Premises are made without Informing the Lessor and without waiting for an appropriate period, the costs thereof cannot be claimed from Lessor. 5 Taxes: Subject to the provision for Lessor to withhold and deposit all relevant taxes on the lease rental payments, property taxes will be paid by the lessor whereas all taxes and municipal fees arising due to the operational activity will be paid by the lessee. (Local) customs shall prevail in this matter. Municipal and other taxes and fees due to the operational activity of the lessee will be paid by the lessee 6. Return of the Leased Premises: The Lessee will be obliged to return the Leased Premises back to the Lessor in the same condition as he found it and duly observing {local) customs Lessee.

shall return all fixtures and Installations which were in the property, fully when the lease period expires. In case these fixtures and/or the accessories of the Leased Premises are missing or have depreciated in their value over and above the depreciation through normal use, the Lessee shall also be obliged to compensate therefor, and if the Lessor so demands, reinstate them to their original condition. Lessee shall not be responsible for deterioration and depreciation of the Leased Premises when used pursuant to the Lease. It must be presumed that the Lessee took over the Leased Premises in good condition.7. End of Lease Matters: Lessee may not object to potential applicants to come and see the Leased Premises and its qualifications, during the final three (3) months of the Lease period. If the Lessee shall not have vacated the Leased Premises upon expiry of the lease period, he shall compensate the Lessor for any damages resulting therefrom. 8. Termination of this Agreement by the lessee: After the first 12 months period is completed and paid for, either party may terminate this agreement by notifying the other party 12 months prior to termination.9.Relationship of Parties: Under this agreement, Lessee shall not be considered a partner, agent, officer, or employee of the Lessor. The Lessee's officers, members, affiliates, volunteers, employees and independent contractors shall not be considered agents, officers or employees of the Lessor.10. Assignment: The Lessee shall not assign this Agreement to another party without the Lessor's prior written consent which shall not be unreasonably withheld.11.Insurance: The Lessee shall provide proof of insurance in accordance with the requirements established in Exhibit "C" to this Agreement.12.Indemnification: The Lessee shall indemnify and save harmless the Lessor, its officers, agents, and employees against: Any and all damage to or destruction of the property of the Lessor, its officers, agents or employees, occupied or used by or in the care, custody, or control of the Lessee, or in proximity to the site of the Lessee's work, caused by any act or omission on of the Lessee under this Agreement; Any and all claims and demands which may be made against the Lessor, its officers, agents or employees by reason of injury to or death of or damage suffered or sustained by an employee or agent of the of the Lessee under this Agreement to the extent of the Lessee's negligence or willful misconduct. The Lessor shall be liable to the extent of its gross negligence or willful misconduct in any scenario which is covered by Clause 12 (b).

c. Any and all claims and demands which may be made against the Lessor, its officers, agents or employees by reason of infringement or alleged infringement of any trademark or copyright rights or claims caused by the use of any apparatus, appliance, or materials furnished by the Lessee under this Agreements; d.Any and all penalties imposed or damages sought on account of the violation of any law or regulation or of any term or condition of any permit, when said violation of any law or regulation or of any term or condition of any permit is due to negligence on the part of the Lessee; and e.The Lessee, at its own costs, expense, and risk shall defend any and all suits, actions, or other legal proceedings that may be brought against or for employees on any such claim or demand of such third persons, or to enforce any such penalty, and pay and satisfy any judgment or decree that may be rendered against the Lessor, its officers, agents or employees in any such suit, action, or other legal proceeding, when same were due to negligence of the Lessee. 13.Controlling Law: This Agreement shall be Interpreted and enforced in accordance with the laws of the Republic of Turkey. 14.Notice: All notice provided relative to the terms and conditions of this agreement shall be in writing to the addresses at the start of this Agreement. 15.Entirety and Integrity of this Agreement: This document represents the entire and integrated Agreement between the lessor and the lessee. This document supersedes and negates all prior negotiations, representations, agreements and amendments, either written or oral, regarding the Leased Premises and the use of the Leased Premises by Lessee. Both parties also recognize that some issues may not have been anticipated or addressed herein, and that changes to the Agreement may be warranted. This Agreement may be amended upon written consent of both parties.